EXHIBIT 2(B)


STATE OF NEW YORK
SUPREME COURT : COUNTY OF ERIE
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IN RE REALMARK PROPERTY
INVESTORS LIMITED PARTNERSHIP                              Index No. I 2000-3273
LITIGATION
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                       ORDER AND FINAL JUDGMENT APPROVING
                    SETTLEMENT AND AWARDING FEES AND EXPENSES
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                  A. On November 21, 2001, plaintiffs and defendants applied to the Court pursuant to Article 9 of the CPLR for an Order implementing the settlement of these actions (the "Litigation") in accordance with the Stipulation of Settlement dated as of August 29, 2001 (the "Stipulation") that, together with the exhibits annexed thereto, sets forth the terms and conditions for a proposed settlement of this action (the "Settlement") and for a judgment dismissing this action with prejudice upon the terms and condition set forth in the Stipulation.

                  B. In an Order Preliminarily Approving Settlement, dated October 4, 2001 (the "Hearing Order"), this Court, among other things: (i) preliminarily approved the Settlement; (ii) scheduled a hearing for November 21, 2001 to consider whether to approve the Settlement as being fair, reasonable and adequate, to enter final judgment thereon and to consider any application by plaintiffs' counsel for attorneys' fees and expenses (the "Fairness Hearing"); and (iii) directed that notice of certification of the Class, the proposed Settlement and the Fairness Hearing be provided to members of the Class.

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                  C. In the Hearing Order, the Court directed, among other
things, that the Notice of Pendency and Proposed Settlement of Class Action (the "Notice"), substantially in the form attached as Exhibit B to the Stipulation, be mailed to all Class members who could be identified with reasonable effort.

                  D. Defendants have submitted an affidavit attesting that the Notice was mailed in accordance with the Hearing Order.

                  E. The Court held the Fairness Hearing on November 21, 2001 and has considered all prior proceedings in the Litigation, the Stipulation and the exhibits annexed thereto, any submissions made in connection with the proposed Settlement and all proceedings during the Fairness Hearing.

                  IT IS HEREBY ORDERED, ADJUDGED AND DECREED as follows:

                  1. To the extent not defined herein, this Order and Final Judgment Approving Settlement and Awarding Fees and Expenses (the "Final Judgment") incorporates by reference the definitions in the Stipulation and all terms not otherwise defined herein shall have the same meanings as set forth in the Stipulation.

                  2. The Court hereby determines that the Notice was mailed in accordance with the Hearing Order. The mailing of the Notice complied with the

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requirements of Article 9 of the CPLR and due process and was the best notice practicable under the circumstances and constituted due and sufficient notice to all persons entitled thereto, including individual notice to all members of the Class who could be identified through reasonable effort. The Notice provided due and adequate notice of these proceedings, the Settlement, the application of Plaintiffs' Counsel for an award of attorneys' fees and expenses, and the other matters set forth therein, to all persons entitled to such notice.

                  3. The Court hereby finally certifies the Class as defined in the Hearing Order upon the findings stated on the record at the Fairness Hearing.

                  4. Due and adequate notice of the proceedings having been given to the members of the Class, and a full opportunity having been offered to members of the Class to object to the proposed Settlement and to participate in the Fairness Hearing thereon, it is hereby determined that all members are bound by this Final Judgment (whether or not such Class member objects to the Settlement.

                  5. Because much of the consideration for the Settlement is non-monetary in nature (i.e., the agreement to liquidate the Partnership properties) and will accrue to the benefit of the Partnership partners, it was appropriate to define the Class in a manner that does not provide members of the Class with the option of requesting exclusion or opting-out of the Class. The interests of the members of the Class were appropriately and adequately protected by the notice and other provisions of the Stipulation, including the provision permitting Class members to appear at the Fairness Hearing and to object to the Settlement.

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                  6. Pursuant to Article 9 of the CPLR, this Court hereby
approves the Settlement. The Court finds that the Settlement is in all respects, fair, reasonable, and adequate to each of the Released Parties and each member of the Class, and the Settlement is hereby approved. In making this determination, the Court has considered, among other things, the benefits conferred on the Class by the Settlement, the risks faced by the Class in establishing liability, causation, and damages, and the likely probable duration, complexity and further expense of this Litigation in the absence of a settlement. The Court further finds that the Settlement has been entered into and made in good faith. The parties thereto are hereby directed to consummate the Settlement in accordance with the terms and conditions of the Stipulation.

                  7. No objections to the Settlement with respect to Realmark IV have been timely made. Therefore, no Realmark IV Class member has standing to appeal this final approval of the Settlement. Accordingly, in order to save expense to Realmark IV and enable this to be the last year for which the Realmark IV limited partners will have owned their Realmark IV interests, the Court authorizes and directs the General Partners to pay out the entire Realmark IV Settlement Fund after fifteen (15) days from entry hereof (pursuant also to the attorneys' fee provisions of this Order and Judgment and the terms of the Stipulation of Settlement).

                  8. All complaints filed by any of the plaintiffs in this Litigation are dismissed on the merits and with prejudice as to all Defendants named therein.

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                  9. The Partnerships, plaintiffs and all other members of the
Class, on behalf of themselves, their respective heirs, executors and administrators, successors and assigns and any person(s) they represent (collectively, the "Releasors"), in any and every capacity whatsoever, for good and sufficient consideration, the receipt of which is hereby acknowledged, shall be deemed to have fully, finally and irrevocably remised, released, relinquished and forever discharged each and every one of the Defendants and their respective present and former agents, servants, investment bankers, members, partners, employees, officers, directors, managing directors, parents and subsidiaries, affiliates, stockholders, heirs, executors, representatives, attorneys, accountants, auditors, successors, assigns, and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants (collectively, the "Released Parties") from each and every class or individual claim, cause or causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, demands, variances, trespasses, damages, judgments, extents, execution of claims, liens, obligations, undertakings, liabilities, losses, costs or expenses of any and every nature, whatsoever (including, without limitation, attorneys' fees and court costs), whether at law or in equity, known or unknown ("unknown claims"), foreseen or unforeseen, fixed or contingent, actual or constructive, which have been or might have been or in the future can or might be asserted by the Partnerships, plaintiffs or any member of the Class relating in any manner to the Partnerships, including without limitation claims or causes of action relating to the management or operation of the Partnerships, fees, reimbursements, or charges to the

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Partnerships, the purchase or ownership of interests in the Partnerships, or any claims or causes of action based upon or arising out of the allegations or matters in issue in the complaints, or which prior to the approval of the Settlement are related directly or in any way related to any acts, facts, transactions, occurrences, representations or omissions set forth, alleged, or otherwise embraced in the complaints, including any claims for violations of federal, state or other law, or of the common law, which the Releasors, or any of them, had, now have or may hereafter have as a Partnership, member of the Class or individual, against the Released Parties, or any of them, excepting any claim to enforce the terms of this Stipulation. Further, in the event that primary authority to dispose of the partnership properties passes to the Sales Agent, the Releasors remise, release, relinquish, and forever discharge the Released Parties from any claims or causes of action, whether class or individual, at law or in equity, known or unknown ("unknown claims"), foreseen or unforeseen, fixed or contingent, actual or constructive, relating in any manner to the passing or transfer of such authority to the Sales Agent, the Sales Agent's exercise of or failure to exercise such authority, actions taken by the Released Parties at the request or direction of the Sales Agent or actions not taken by the Released Parties due to the transfer of authority by the Sales Agent, or the relinquishment of such authority by any of the Released Parties. The releases provided in this paragraph shall be personally enforceably by each and every one of the Released Parties, each of which shall be deemed a third-party beneficiary of such release.

                  10. "Unknown claims" means any and all claims which any Partnership, plaintiff or Class member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, which if known by him, her or it might have affected his, her or its decision not to


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object to the Stipulation. With respect to any and all claims, the parties stipulate and agree that upon the Effective Date of the Settlement, the plaintiffs and the Defendants shall expressly, and each Class Member shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or any other state, sovereign or jurisdiction, or principle of common law which is similar, comparable, or equivalent to Cal. Civ. Code Section 1542 which provides:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

                  11. No Class Member or other person shall have any claim against Plaintiffs' Lead Counsel, and all other counsel representing the plaintiffs in the Litigation, the Sales Agent or other agent designated by Plaintiffs' Lead Counsel, or against Defendants, their respective counsel, or the Released Parties based on the distributions made substantially in accordance with the Stipulation or any further orders of the Court.

                  12. The application of Plaintiffs' counsel for an award of attorneys' fees and reimbursement of expenses and costs is granted. Plaintiffs' counsel shall be paid 33% of the first $1 million to be distributed to the unitholders of Realmark IV, plus 15% of the increase over current market value (as set forth in paragraph 2 of the Stipulation of Settlement) that is distributed to the Class upon liquidation of the Partnerships. Plaintiffs' counsel are also awarded reimbursement of costs and expenses in the amount of $50,369.35, also to be paid upon liquidation, and allocated among the

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Partnerships pursuant to their estimated property values (Schedule A to the
Stipulation of Settlement). Defendants shall cause the Partnerships to distribute the above fees and reimbursements to Plaintiffs' Lead Counsel within 10 days of closing of the sale of the last property owned by any of the respective partnerships. The Court hereby finds the amount of fees and expenses to be fair, reasonable and appropriate for the services performed and to be performed by Plaintiffs' counsel in connection with the prosecution of the Litigation and the administration of the Settlement. Said fees and expenses shall be allocated among Plaintiffs' counsel by Plaintiffs' Lead Counsel (Wolf Haldenstein Adler Freeman & Herz LLP and the Law Offices of Vincent Gresham) in a manner which, in Plaintiffs' Lead Counsel's good faith judgment, reflects each Plaintiffs' counsel's contribution to the institution, prosecution and resolution of the Litigation.

                  13. Neither the Stipulation nor any proceedings taken in accordance with the terms set forth therein shall be construed as or deemed to be evidence, or any admission or concession, either (a) on the part of Plaintiffs, of the lack of merit of this Litigation, or (b) on the part of the Defendants, of any violations of any statute or law or of any liability or wrongdoing or that any person or entity has suffered any damages as a result of any matter that underlies any of the allegations or claims in the Litigation; such activity is hereby expressly denied and disclaimed by each of the Defendants.

                  14. Without in any way affecting the finality of this Final Judgment, this Court shall retain continuing jurisdiction over this Litigation and the parties to the Stipulation in order to enter any further orders as may be necessary to effectuate the Stipulation, the Settlement provided for therein and the provisions of this Final Judgment.


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Dated:  November 29, 2001
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                                              /s/  Joseph G. Makowski
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                                                   Joseph G. Makowski, J.S.C.























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